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                                                                     Exhibit 2.1

                                   AGREEMENT

THIS AGREEMENT made as of the 1st day of May, 1999,

BETWEEN:

                    MARCELLA DOWNEY
                    ("Downey")

- and -

                    PRIVATE LABEL BRANDS CANADA INC., a corporation incorporated under the laws of the Province of Ontario ("PL Brands")


RECITALS
--------

I. Pursuant to a Share Purchase Agreement dated the 1st day of January, 1998, Downey sold to PL Brands all of the issued and outstanding shares (the "Shares") in the capital of Gandalf Graphics Limited ("Gandalf") for $400,000.00 and accepted a promissory note for that amount on account of the purchase price (the "Note"). A copy of the Note is attached as Schedule "A".

II. The Note provides that PL Brands shall pay to Downey on January 1, 2000 the principal amount of the Note with interest calculated beginning January 1, 1998 at an annual rate of interest equal to the prime rate from time to time of the Canadian Imperial Bank of Commerce plus 1%, compounded monthly.

III. Gandalf, on behalf of PL Brands, has paid to Downey all interest that has accrued to date with respect to the Note.

IV. PL Brands acknowledges that it has not and shall not be able to re-pay the principal amount of the Note and any accrued and unpaid interest to Downey on January 1, 2000. As both PL Brands and Downey wish to resolve any controversy that would result from the inability of PL Brands to pay, Downey wishes to return the Note to PL Brands in exchange for the return of the Shares.

NOW FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.   Recitals - The recitals are confirmed.

2.   Definitions - "Closing" means the completion of the transaction contemplated by this Agreement.
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AGREEMENT                                                                 Page 2

3. Headings -- The division of this Agreement into sections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement.

4. Effective Date -- Downey and PL Brands agree that the effective date of this transaction is May 1, 1999.

5. Shares - PL Brands agrees to return the Shares to Downey and Downey agrees to return the Note to PL Brands as of the date of this Agreement and on the terms and conditions set out in this Agreement.

6.   Closing -- On Closing:

     a. PL Brands shall deliver to Downey a certificate or other evidence of ownership of the Shares, duly endorsed for transfer; and

     b.   Downey shall deliver the Note to PL Brands for cancellation;

     c.   PL Brands shall deliver to Downey a release relating to the Shares;
          and,

     d.   each party shall deliver to the other a release relating to the Note.

7. Representations and Warranties -- PL Brands represents and warrants to Downey that:

     a. PL Brands is the sole registered and beneficial owner of the Shares, free and clear of all liens, charges, pledges, security interests, demands, adverse claims, rights or other encumbrances whatsoever and no person, firm or corporation now has or at Closing will have any right, option, agreement or arrangement capable of becoming an agreement for the acquisition of the Shares or any interest in the Shares from PL Brands.

     b. PL Brands has taken all necessary corporate action to effect the return of the shares to Downey.

8. Governing Law -- This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. The parties agree to attorn to the Courts of the Province of Ontario.

9. Further Assurances -- The parties shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated in this Agreement, and each party shall provide such further documents or instruments required by the other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions whether before, at or after the Closing.
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AGREEMENT                                                                 Page 3

IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement on this 27th day of June, 2000.


SIGNED, SEALED AND DELIVERED  )
in the presence of:           )
                              )
/s/ Rob Brown                 )   /s/ Marcella Downey
____________________________  )   _____________________________
Witness                       )   MARCELLA DOWNEY


                              PRIVATE LABEL BRANDS CANADA INC.

                                 /s/ Rob Brown
                            Per: _____________________________
                                 NAME: Rob Brown
                                 TITLE: Treasurer


                                 /s/ Lawrence Downey       c/s
                            Per: _____________________________
                                 NAME: Lawrence Downey
                                 TITLE: Director

                                 We have the authority to bind the corporation.